Exhibit 99.2

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Stockholders and Board of Directors
Sobieski Bancorp, Inc.
South Bend, Indiana

We have audited the accompanying consolidated statements of financial condition of Sobieski Bancorp, Inc. and Subsidiary as of June 30, 2003 and 2002 and the related consolidated statements of operations, comprehensive loss, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sobieski Bancorp, Inc. and Subsidiary as of June 30, 2003 and 2002 and the results of their operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.



                                       /s/ Crowe Chizek and Company LLC

                                       Crowe Chizek and Company LLC

South Bend, Indiana
September 8, 2003



                      SOBIESKI BANCORP, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             June 30, 2003 and 2002


                                                                                    2003                2002
                                                                                    ----                ----
ASSETS
Cash and due from banks                                                      $       3,912,560    $       2,217,805
Interest-bearing deposits in other financial institutions                            9,589,566            1,915,394
Federal funds sold                                                                           -            1,900,000
                                                                             -----------------    -----------------
     Total cash and cash equivalents                                                13,502,126            6,033,199
Certificates of deposit in other financial institutions                                      -              594,000
Securities available for sale                                                       20,520,012           19,232,280
Securities held to maturity (fair value of
  $4,794,210 and $7,057,158, respectively)                                           4,600,194            6,961,341
Other securities                                                                     1,925,183            1,900,383
Loans held for sale, net of valuation allowance of $-0-                              1,402,005               46,714
Loans, net of allowance for loan losses of $1,894,536 for 2003
  and $2,487,793 for 2002                                                           70,831,426           96,399,833
Accrued interest receivable                                                            686,183              736,685
Property and equipment, net                                                          1,905,531            1,876,568
REO and repossessed assets                                                           2,866,657              973,396
Other assets                                                                         3,206,461            3,999,575
                                                                             -----------------    -----------------

     Total assets                                                            $     121,445,778    $     138,753,974
                                                                             =================    =================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
     Deposits                                                                $      74,561,647    $      91,573,090
     Federal Home Loan Bank advances                                                35,550,000           36,000,000
     Advances from borrowers for taxes and insurance                                   184,570              304,200
     Accrued interest payable                                                          151,725              228,262
     Accrued expenses and other liabilities                                          1,885,209            1,015,692
                                                                             -----------------    -----------------
         Total liabilities                                                         112,333,151          129,121,244

Stockholders' equity
     Preferred stock, $.01 par value: 500,000 shares authorized;
       none issued                                                                           -                    -
     Common stock, $.01 par value: 3,500,000 shares authorized;
       966,000 shares issued; 677,032 and 671,062 shares outstanding,                    9,660                9,660
        respectively
     Additional paid-in capital                                                      9,299,016            9,280,419
     Retained earnings                                                               3,977,557            4,591,232
     Accumulated other comprehensive income                                             64,287               65,985
     Treasury stock, at cost, 288,968 and 294,938 shares, respectively              (3,964,295)          (4,044,935)
     Unearned Recognition and Retention Plan (RRP)
       shares; 7,086 and 2,422 shares, respectively                                    (96,019)             (33,630)
     Unallocated Employee Stock Ownership Plan (ESOP)
       shares; 17,758 and 23,600 shares, respectively                                 (177,579)            (236,001)
                                                                             ------------------   -----------------
         Total stockholders' equity                                                  9,112,627            9,632,730
                                                                             -----------------    -----------------

              Total liabilities and stockholders' equity                     $     121,445,778    $     138,753,974
                                                                             =================    =================



The  accompanying  notes  are an  integral  part of the  consolidated  financial statements.



                                       2


                      SOBIESKI BANCORP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                       Years ended June 30, 2003 and 2002


                                                                                       2003              2002
                                                                                       ----              ----
Interest income
     Loans                                                                        $    5,940,371    $     7,291,731
     Securities - taxable                                                              1,207,592          1,343,722
     Securities  - tax exempt                                                             43,430             43,743
     Interest-bearing deposits                                                           114,287            109,629
                                                                                  --------------    ---------------
         Total interest income                                                         7,305,680          8,788,825

Interest expense:
     Interest on deposits                                                              2,754,784          3,521,128
     Interest on borrowings                                                            2,011,712          1,880,420
                                                                                  --------------    ---------------
         Total interest expense                                                        4,766,496          5,401,548
                                                                                  --------------    ---------------

Net interest income                                                                    2,539,184          3,387,277

Provision for loan losses                                                              1,183,173          7,071,252
                                                                                  --------------    ---------------

Net interest income (loss) after provision for loan losses                             1,356,011         (3,683,975)

Noninterest income
     Fees and service charges                                                            291,591            313,342
     Gain on sales and calls of securities                                                 6,992            173,028
     Gain on sale of loans                                                               676,839            242,510
     Loan servicing fees, net of amortization                                           (164,831)            (3,756)
     Gain (loss) on sale and valuation allowance for REO and
         repossessed assets, net of lease income                                        (511,920)            49,532
     Insurance benefits                                                                1,525,000             99,202
     Other income                                                                            342                305
                                                                                  --------------    ---------------
         Total noninterest income                                                      1,824,013            874,163

Noninterest expense
     Compensation and benefits                                                         1,897,915          1,488,044
     Professional fees                                                                   521,948            183,640
     Occupancy and equipment                                                             319,012            336,200
     Federal deposit insurance premiums                                                  119,823             14,947
     Advertising and promotion                                                            38,400             71,863
     Service bureau expense                                                              220,290            195,648
     Repossession expense                                                                144,703             20,616
     Supplies                                                                             95,092             95,453
     Other operating expenses                                                            490,704            496,015
                                                                                  --------------    ---------------
         Total noninterest expense                                                     3,847,887          2,902,426
                                                                                  --------------    ---------------

Loss before income taxes                                                                (667,863)        (5,712,238)
Income tax benefit                                                                      (274,474)        (2,298,467)
                                                                                  --------------    ---------------

Net loss                                                                          $     (393,389)   $    (3,413,771)
                                                                                  ==============    ===============

Basic and diluted loss per common share                                           $        (0.61)   $         (5.33)
                                                                                  ==============    ===============


The  accompanying  notes  are an  integral  part of the  consolidated  financial statements.


                                       3


                      SOBIESKI BANCORP, INC. AND SUBSIDIARY
                  CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
                       Years ended June 30, 2003 and 2002



                                                             2003            2002
                                                             ----            ----

Net loss                                              $     (393,389)  $   (3,413,771)

Other comprehensive income (loss):
     Unrealized gains on securities
       available for sale arising during the year              1,847          285,778
     Reclassification adjustments for gains
       included in net loss                                   (6,992)        (173,028)
     Tax effects                                               3,447          (43,399)
                                                      --------------   --------------
         Total other comprehensive income (loss)              (1,698)          69,351
                                                      --------------   --------------


Comprehensive loss                                    $     (395,087)  $   (3,344,420)
                                                      ==============   ==============


The  accompanying  notes  are an  integral  part of the  consolidated  financial statements.


                                       4

                      SOBIESKI BANCORP, INC. AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                       Years ended June 30, 2003 and 2002
                                                                                                Accumulated
                                                              Additional                           Other
                                               Common           Paid-in         Retained       Comprehensive      Treasury
                                                Stock           Capital         Earnings       Income (Loss)        Stock
                                                -----           -------         --------       -------------        -----
Balance, July 1, 2001                       $        9,660   $   9,262,652   $   8,213,706    $      (3,366)    $(4,026,100)

   Net loss                                              -               -      (3,413,771)               -               -
   Cash dividends declared
     ($.325 per share)                                   -               -        (208,703)               -               -
   6,184 common shares committed to be
     released under the ESOP                             -          23,481               -                -               -
   3,251 shares issued to vested RRP
     participants                                        -            (582)              -                -               -
   Proceeds from issuance of 4,830  shares of
      treasury stock due to stock option
       exercises                                         -          (5,132)              -                -          66,135
   Purchase of treasury stock, 4,830 shares              -               -               -                -         (72,474)
   Forfeiture of 900 shares by RRP participants          -               -               -                -         (12,496)
   Net unrealized appreciation of
     available for sale securities                       -               -               -           69,351               -
                                            --------------   -------------   -------------    -------------   -------------
Balance, June 30, 2002                               9,660       9,280,419       4,591,232           65,985      (4,044,935)

   Net loss                                              -               -        (393,389)               -               -
   Cash dividends declared
     ($0.34 per share)                                   -               -        (220,286)               -               -
   5,842 common shares committed to be
     released under the ESOP                             -          16,424               -                -               -
   1,336 shares issued to vested RRP
     participants                                        -           2,173               -                -               -
   Purchase of treasury stock, 30 shares                 -               -               -                -            (300)
    Grant of 6,000 shares to RRP participants            -               -               -                -          80,940
   Net unrealized appreciation of
     available for sale securities                       -               -               -           (1,698)              -
                                            --------------   -------------   -------------    --------------  -------------
Balance, June 30, 2003                      $        9,660   $   9,299,016   $   3,977,557    $      64,287   $  (3,964,295)
                                            ==============   =============   =============    =============   ==============
(TABLE CONTINUED BELOW)

                                                   Unearned       Unallocated        Total
                                                      RRP            ESOP        Stockholders'
                                                    Shares          Shares          Equity
                                                    ------          ------          ------
Balance, July 1, 2001                          $     (91,266)     $  (297,839)     $13,067,447

   Net loss                                                 -               -       (3,413,771)
   Cash dividends declared
     ($.325 per share)                                      -               -         (208,703)
   6,184 common shares committed to be
     released under the ESOP                                -          61,838           85,319
   3,251 shares issued to vested RRP
     participants                                      45,140               -           44,558
   Proceeds from issuance of 4,830  shares of
      treasury stock due to stock option exercises          -               -           61,003
   Purchase of treasury stock, 4,830 shares                 -               -          (72,474)
   Forfeiture of 900 shares by RRP participants        12,496               -                -
   Net unrealized appreciation of
     available for sale securities                          -               -           69,351
                                                -------------   -------------    -------------
Balance, June 30, 2002                                (33,630)       (236,001)       9,632,730

   Net loss                                                 -               -         (393,389)
   Cash dividends declared
     ($0.34 per share)                                      -               -         (220,286)
   5,842 common shares committed to be
     released under the ESOP                                -          58,422           74,846
   1,336 shares issued to vested RRP
     participants                                      18,551               -           20,724
   Purchase of treasury stock, 30 shares                    -               -             (300)
    Grant of 6,000 shares to RRP participants         (80,940)              -                -
   Net unrealized appreciation of
     available for sale securities                          -               -           (1,698)
                                                -------------   -------------    --------------
Balance, June 30, 2003                          $     (96,019)    $  (177,579)   $    9,112,627
                                                ==============    ============   ==============

The accompanying notes are an integral part of the consolidated financial statements.

                                       5

                      SOBIESKI BANCORP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                       Years ended June 30, 2003 and 2002


                                                                                       2003               2002
                                                                                       ----               ----
Cash flows from operating activities
     Net loss                                                                     $     (393,389)   $    (3,413,771)
     Adjustments to reconcile net loss to net
       cash from operating activities
         Depreciation                                                                    133,258            119,028
         Provision for loan losses                                                     1,183,173          7,071,252
         (Gain) loss on sales of foreclosed and repossessed assets, net                   38,094            (18,219)
         Gain on sales and calls of securities                                            (6,992)          (173,028)
         Gain on sales of loans                                                         (676,839)          (242,510)
         Deferred income taxes                                                             2,903           (998,477)
         Release of Employee Stock Ownership Plan shares                                  74,846             85,319
         Vesting of Recognition and Retention Plan shares                                 21,343             26,042
         Write down of other assets                                                      672,305             97,354
         Amortization of premiums and accretion of
           discounts, net                                                                219,298            126,101
         Stock dividends received on other securities                                    (24,800)                 -
         Proceeds from sales of loans held for sale                                   23,217,558         15,157,419
         Loans originated for sale                                                   (23,896,010)       (14,763,923)
         Net change in
              Accrued interest receivable                                                 50,502              2,497
              Other assets                                                               793,658         (2,274,798)
              Accrued interest payable                                                   (76,537)          (960,192)
              Accrued expenses and other liabilities                                     868,898            205,923
                                                                                  --------------    ---------------
                  Net cash from operating activities                                   2,201,269             46,017

Cash flows from investing activities
     Net change in certificates of deposit                                               594,000            794,000
     Proceeds from calls and maturities of securities                                  2,000,000            400,000
     Proceeds from sales of securities                                                 1,015,495          8,951,159
     Purchase of securities                                                          (24,458,102)       (14,121,535)
     Principal reductions of securities                                               22,298,571          6,995,366
     Net change in loans                                                              21,392,927        (16,092,329)
     Proceeds from sale of foreclosed and repossessed assets                             388,647          1,150,192
     Purchase of property and equipment, net                                            (162,221)          (170,593)
                                                                                  ---------------   ---------------
         Net cash from investing activities                                           23,069,317        (12,093,740)

Cash flows from financing activities
     Net change in deposits                                                          (17,011,443)        12,578,060
     Net change in advances from borrowers for
       taxes and insurance                                                              (119,630)           (33,759)
     Advances from Federal Home Loan Bank                                                      -         13,000,000
     Repayment of Federal Home Loan Bank advances                                       (450,000)       (11,000,000)
     Proceeds from exercise of stock options                                                   -             61,003
     Purchase of treasury stock                                                             (300)           (72,474)
     Cash dividends paid                                                                (220,286)          (208,703)
                                                                                  ---------------   ---------------
         Net cash from financing activities                                          (17,801,659)        14,324,127
                                                                                  ---------------   ---------------

Net change in cash and cash equivalents                                                7,468,927          2,276,404
Cash and cash equivalents at beginning of year                                         6,033,199          3,756,795
                                                                                  --------------    ---------------

Cash and cash equivalents at end of year                                          $   13,502,126    $     6,033,199
                                                                                  ==============    ===============


Supplemental disclosures of cash flow information Cash paid for:
         Interest                                                                 $    4,843,033    $     6,361,740
         Income taxes                                                                    652,000            509,000

     Transfer of loans to real estate owned and other assets                      $    2,992,307    $     1,121,948



The accompanying notes are an integral part of the consolidated financial statements.


                                       6

                      SOBIESKI BANCORP, INC. AN SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             June 30, 2002, and 2001

NOTE 1 - ORGANIZATION AND ACCOUNTING POLICIES

The following is a summary of the significant accounting policies followed in the preparation of the consolidated financial statements of Sobieski Bancorp, Inc. ("Sobieski") and its subsidiary, Sobieski Bank (the "Bank"), collectively referred to as the "Company".

Nature of Operations and Industry Segments: Sobieski is a savings and loan holding company and its business is concentrated in the banking industry segment. The business of commercial and retail banking accounts for more than 90% of its revenues, operating income and assets. While the Company's chief decision makers monitor the revenue stream of various company products and services, operations are managed and financial performance is evaluated on a company-wide basis. Accordingly, all of the Company's banking operations are considered by management to be aggregated into one operating segment. The Company offers individuals and businesses a full range of banking services primarily in St. Joseph County, Indiana and in the areas immediately surrounding known as Michiana. The Company grants commercial, real estate and consumer loans to customers. The majority of loans are secured by business assets, commercial and residential real estate and consumer assets. Commercial lending activities have been restricted under the terms of a supervisory agreement during fiscal 2003 as discussed in Note 10. There are no foreign loans.

Organization: The Bank is a federally chartered stock savings and loan association and as a member of the Federal Home Loan Bank System ("FHLB") is required to maintain an investment in the capital stock of the FHLB equal to at least 5% of outstanding advances. As of June 30, 2003 and 2002, the Bank was in compliance with this requirement.

Principles of Consolidation:  The consolidated  financial statements include the
accounts  of  Sobieski  and  its   wholly-owned   subsidiary.   All  significant
intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates in the Preparation of Financial Statements: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates. Certain estimates that are more susceptible to change in the near term include the allowance for loan losses, mortgage servicing rights, the valuation of other real estate owned and repossessed assets, the status of contingencies and the fair value of securities and other financial instruments.

                      SOBIESKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             June 30, 2003 and 2002



NOTE 1 - ORGANIZATION AND ACCOUNTING POLICIES (Continued)

Securities: Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the Company has the ability at the time of purchase to hold securities until maturity, they are classified as held to maturity and carried at amortized historical cost. Securities to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale and carried at fair value, with unrealized gains and losses reported in other comprehensive income (loss), net of tax. Securities classified as available for sale include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk and other factors.

Premiums and discounts on securities are recognized in interest income using the level yield method over the estimated life of the security. Gains and losses on the sale of available for sale securities are determined using the specific identification method. Securities are written down to fair value when a decline in fair value is not temporary.

Loans: Loans that management has the positive intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. A majority of the Company's loan activity is with customers located in St. Joseph County in Northern Indiana with a concentration in single-family residential lending. Single-family residential loans comprise approximately 62% of the net loan portfolio as of June 30, 2003.

Most loans are collateralized by real estate. The loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers. The Company's policy for requiring collateral is dependent upon management's credit evaluation of the borrower.

Interest income is not reported when full loan repayment is in doubt, typically when payments are past due over 90 days, unless the loan is both well secured and in the process of collection. All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Payments received on such loans are reported as principal reductions. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Loans Held for Sale: The Company originates loans for sale in the secondary market. Loans held for sale are carried at the lower of cost or market in the aggregate with adjustments for unrealized losses recorded in a valuation account by a charge against current earnings. Sales in the secondary market are recognized when full acceptance and funding has been received. Gains and losses on the sale of loans are determined by the sum of the sales price and related servicing asset less the carrying basis of the loans sold. Servicing rights on originated loans sold with servicing retained are recorded as assets. Servicing assets are expensed in proportion to and over the period of estimated servicing revenue. Servicing asset impairment is evaluated on the basis of pricing of similar assets or discounted cash flows using market rates. At June 30, 2003 and 2002, servicing assets totaled approximately $233,000 and $237,000.

                      SOBIESKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             June 30, 2003 and 2002


NOTE 1 - ORGANIZATION AND ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses and is established through periodic provisions for loan losses charged to current operations based on management's evaluation of the risks inherent in the Bank's loan portfolio and changes in the nature and volume of its loan activity, including those loans which are specifically monitored by management. Estimating the risk of loss and the amount of loss on any loan is necessarily subjective and includes review when management determines that full collectability of a loan may not be reasonably assured. In establishing an allowance, reviews of an individual loan include among other risk factors, the classification of the loan, the estimated fair value of the underlying collateral and the discounted present value of expected future cash flows.

Management performs periodic evaluations of the adequacy of the allowance. Management determines the need to individually evaluate loans based on known information about the credit, including the financial condition of the borrower and the delinquency status of the loan. Management evaluates such loans using a process that considers specific factors affecting the individual borrower including the financial condition of the borrower and current regional and national economic conditions affecting the borrower, ability of the borrower to repay the loan and the underlying estimated fair value of collateral. All loans that are not individually evaluated are grouped. A percentage allocation requirement is applied based on historical loss factors and current regional and national economic factors. A higher percentage allocation requirement is applied to groups of consumer and commercial loans than to mortgage loans. Historical loss factors exclude the losses incurred during 2002 on the fraudulent loans that are discussed later. Management at times allocates specific allowance amounts for individual loans; however, the entire allowance is available for any loan charge-off. Charge-offs on specific loans are charged against the allowance for loan losses when uncollectability of the loan is confirmed.

Loan impairment is reported when full payment under the original loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage and consumer loans and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Loans are evaluated for impairment when payments are delayed, typically 90 days or more, or when it is probable that all principal and interest amounts will not be collected according to the original terms of the loan.

Property and Equipment: Land is carried at cost. Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are determined using the straight-line method based on the estimated useful lives of the applicable assets which range from 3 to 39 years. These assets are reviewed for impairment when events indicate that their carrying value may not be recoverable from future undiscounted cash flows. Repairs and minor alterations are charged to expense. Major improvements are capitalized.

                      SOBIESKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             June 30, 2003 and 2002



NOTE 1 - ORGANIZATION AND ACCOUNTING POLICIES (Continued)

Foreclosed Assets: Real estate and other foreclosed properties acquired through, or in lieu of, loan foreclosure are initially recorded at the lower of carrying amount or fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Any reduction to fair value less the cost to sell from the carrying value of the related loan at the time of acquisition is accounted for as a loan loss and charged against the allowance for loan losses. Subsequent valuations are performed by management and valuation allowances are adjusted through a charge to operations for changes in fair value or estimated selling costs to reflect the lower of the current basis or the current fair value less cost to sell.

Income Taxes: Sobieski and its subsidiary file consolidated federal and state income tax returns. Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Loss Per Share: Basic loss per common share is based on net loss divided by the weighted average number of common shares outstanding during the period. ESOP shares are considered outstanding for basic loss per common share calculations as they are committed to be released; unearned shares are not considered outstanding. RRP shares are considered outstanding for basic loss per common share as they become vested. Diluted loss per common share includes the dilutive effect of additional potential common shares issuable under stock option plans and nonvested shares issued under the RRP.

Comprehensive Loss: Comprehensive loss consists of net loss and other comprehensive income (loss). Other comprehensive income (loss) includes the net changes in net unrealized gains and losses on securities available for sale, net of tax, which is also recognized as a separate component of stockholders' equity.

Company Owned Life Insurance: The Company has purchased life insurance policies on certain key executives and directors. Company owned life insurance is recorded at its cash surrender value, or the amount that can be realized.

                      SOBIESKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             June 30, 2003 and 2002




NOTE 1 - ORGANIZATION AND ACCOUNTING PRINCIPLES (Continued)

Stock Compensation: Compensation expense under stock options is reported using the intrinsic value method. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant. The following table illustrates the effect on net loss and loss per share if expense was measured using the fair value recognition provision of FASB Statement No. 123, "Accounting for Stock-Based Compensation."

                                                      2003             2002
                                                      ----             ----


     Net loss as reported                         $    (393,389)  $(3,413,771)


     Less:  Stock-based compensation expense
       determined under fair value based method          15,014        36,078
                                                  -------------   -----------

     Proforma net loss                            $    (408,403)  $(3,449,849)
                                                  ==============  ===========


     Basic loss per share as reported                    $(0.61)       $(5.33)
     Proforma basic loss per share                        (0.63)        (5.38)

     Diluted loss per share as reported                   (0.61)        (5.33)
     Proforma diluted loss per share                      (0.63)        (5.38)


No stock options were granted during the years ending June 30, 2003 and 2002.

Investments  in  Limited  Partnerships:   Investments  in  limited  partnerships
represent the Company's investments in affordable housing projects for the primary purpose of available tax benefits. The Company is a limited partner in these investments and as such, the Company is not involved in the management or operation of such investments. These investments are accounted for using the equity method of accounting. Under the equity method of accounting, the Company records its share of the partnership's earnings or losses in its income statement and adjusts the carrying amount of the investments on the balance sheet. These investments are reviewed for impairment when events indicate their carrying amounts may not be recoverable from future undiscounted cash flows. If impaired, the investments are reported at discounted amounts.

                      SOBIESKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             June 30, 2003 and 2002



NOTE 1 - ORGANIZATION AND ACCOUNTING PRINCIPLES (Continued)

Employee Stock Ownership Plan: The Company accounts for its employee stock ownership plan (ESOP) in accordance with AICPA Statement of Position (SOP) 93-6. Under SOP 93-6, the cost of shares issued to the ESOP, but not yet allocated to participants, is presented in the consolidated statements of financial condition as a reduction of stockholders' equity. Compensation expense is recorded based on the market price of the shares as they are committed to be released for allocation to participant accounts. The difference between the market price and the cost of shares committed to be released is recorded as an adjustment to additional paid-in capital. Dividends on allocated ESOP shares reduce retained earnings; dividends on unearned ESOP shares may be used to reduce debt and accrued interest.

Cash and Cash Equivalents: For purposes of reporting cash flows, cash and cash equivalents is defined to include the Company's cash on hand and in other banks, federal funds sold, and interest-earning deposits in other financial institutions with original maturities of 90 days or less.

Fair Values of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect such estimates.

Financial Instruments with Off-Balance Sheet Risk: The Company, in the normal course of business, makes commitments to extend credit which are not reflected in the consolidated financial statements.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation.

                      SOBIESKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             June 30, 2003 and 2002


NOTE 2 - LOSS PER SHARE

A reconciliation of the numerators and denominators used in the computation of the basic loss per common share and diluted loss per common share is presented below:

                                                         Year ended June 30,
Basic loss per common share                              2003            2002
                                                         ----            ----
Numerator
     Net loss                                         $(393,389)    $(3,413,771)

Denominator
     Weighted average common shares outstanding         673,686         671,962
     Less:  Average unallocated ESOP shares             (22,144)        (26,692)
     Less:  Average non-vested RRP shares                (4,334)         (4,350)
                                                      ---------     -----------

     Weighted average common shares outstanding
       for basic loss per common share                  647,208         640,920
                                                      =========     ===========

Basic loss per common share                           $   (0.61)    $     (5.33)
                                                      =========     ===========

Diluted loss per common share
Numerator
     Net loss                                         $(393,389)    $(3,413,771)

Denominator
     Weighted average common shares outstanding
       for basic loss per common share                  647,208         640,920
     Add:  Dilutive effects of assumed exercises
       of stock options                                       -               -
     Add:  Dilutive effects of average non-vested RRP
       shares                                                 -               -
                                                      ---------     -----------

     Weighted average common shares and
       dilutive potential common shares outstanding     647,208         640,920
                                                      =========     ===========

Diluted loss per common share                         $   (0.61)    $     (5.33)
                                                      =========     ===========

At June 30, 2003 and 2002, stock options not considered in computing diluted loss per share because they were antidilutive totaled 74,300 and 76,500 and non-vested RRP shares not considered in computing diluted loss per share because they were antidilutive totaled 7,086 and 2,422.



                      SOBIESKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             June 30, 2003 and 2002


NOTE 3 - SECURITIES

The amortized cost and estimated fair value of securities at June 30, 2003 are as follows:

                                                                          Available For Sale
                                                  -----------------------------------------------------------------
                                                                         Gross            Gross
                                                       Amortized      Unrealized       Unrealized       Estimated
                                                         Cost            Gains           Losses        Fair Value
                                                         ----            -----           ------        ----------
U.S. Government and agency securities             $       376,166    $       2,274   $          -   $    378,440
Mortgage-backed securities                             18,329,679           87,798        (53,216)       18,364,261
Corporate obligations                                   1,691,062           86,249              -         1,777,311
                                                  ---------------    -------------   ------------   ---------------

                                                  $    20,396,907    $     176,321   $    (53,216)  $    20,520,012
                                                  ===============    =============   =============  ===============



                                                                          Held To Maturity
                                                  -----------------------------------------------------------------
                                                                      Gross           Gross
                                                    Amortized      Unrecognized     Unrecognized         Estimated
                                                      Cost             Gains           Losses           Fair Value
                                                      ----             -----           ------           ----------

U.S. Government and agency securities            $      1,211,980    $      56,237   $          -   $     1,268,217
Municipal securities                                      995,126           52,336              -         1,047,462
Mortgage-backed securities                              2,393,088           86,342           (899)        2,478,531
                                                 ----------------    -------------   -------------  ---------------

                                                 $      4,600,194    $     194,915   $       (899)  $     4,794,210
                                                 ================    =============   =============  ===============




                                       14


                      SOBIESKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             June 30, 2003 and 2002

NOTE 3 - SECURITIES (Continued)

The amortized cost and estimated fair value of securities at June 30, 2003, by contractual maturity, are shown in the following table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                       Available For Sale                  Held To Maturity
                                                 -------------------------------    -------------------------------
                                                    Amortized        Estimated        Carrying           Estimated
                                                      Cost          Fair Value          Value           Fair Value
                                                      ----          ----------          -----           ----------
Due after one year through five years            $     433,725    $      470,079    $   1,358,007    $    1,447,995
Due after five years through ten years               1,321,520         1,373,538          282,950           299,820
Due after ten years                                    311,983           312,134          566,149           567,864
Mortgage-backed securities                          18,329,679        18,364,261        2,393,088         2,478,531
                                                 -------------    --------------    -------------    --------------

                                                 $  20,396,907    $   20,520,012    $   4,600,194    $    4,794,210
                                                 =============    ==============    =============    ==============



The amortized cost and estimated fair value of securities at June 30, 2002 are as follows:

                                                                          Available For Sale
                                                  -----------------------------------------------------------------
                                                                         Gross            Gross
                                                       Amortized      Unrealized       Unrealized       Estimated
                                                         Cost            Gains           Losses        Fair Value
                                                         ----            -----           ------        ----------

U.S. Government and agency securities             $       501,434    $         491   $          -   $       501,925
Mortgage-backed securities                             16,597,412          148,792        (27,294)       16,718,910
Corporate obligations                                   2,001,966           21,464        (11,985)        2,011,445
                                                  ---------------    -------------   -------------  ---------------

                                                  $    19,100,812    $     170,747   $    (39,279)  $    19,232,280
                                                  ===============    =============   ============   ===============



                                       15


                      SOBIESKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             June 30, 2003 and 2002


NOTE 3 - SECURITIES (Continued)

                                                                          Held To Maturity
                                                 ------------------------------------------------------------------
                                                                       Gross            Gross
                                                    Carrying       Unrecognized      Unrecognized        Estimated
                                                      Value            Gains           Losses           Fair Value
                                                      -----            -----           ------           ----------
U.S. Government and agency securities            $      1,495,844    $      24,706   $     (8,003)  $     1,512,547
Municipal securities                                      998,228           45,706              -         1,043,934
Mortgage-backed securities                              4,467,269           41,894         (8,486)        4,500,677
                                                 ----------------    -------------   -------------  ---------------

                                                 $      6,961,341    $     112,306   $    (16,489)  $     7,057,158
                                                 ================    =============   ============   ===============


Sales of securities were as follows:

                                                             2003        2002
                                                             ----        ----

  Proceeds from sales of securities available for sale    $1,015,495  $8,951,159
  Gross gains                                                 12,828     173,028
  Gross losses                                                 5,836           -



There were no sales of securities held to maturity during 2003 and 2002.

The mortgage-backed securities consist primarily of FNMA, GNMA, SBA and FHLMC pass-through certificates which are issued by each of the respective agency programs, as sponsored by the United States Government.

Securities pledged at June 30, 2003 had carrying value of $23,981,000 and were pledged to secure Federal Home Loan Bank borrowings.

Other securities consist of the following:

                                                              June 30,
                                                      -------------------------
                                                        2003           2002
                                                        ----           ----

     Federal Home Loan Bank stock, at cost            $1,900,300     $1,875,500
     Marketable equity securities, at fair value          24,883         24,883
                                                      ----------     ----------

     Total other securities                           $1,925,183     $1,900,383
                                                      ==========     ==========



                      SOBIESKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             June 30, 2003 and 2002



NOTE 4 - LOANS, NET

Loans consist of the following:
                                                                   June 30,
                                                      -----------------------------------
                                                            2003                2002
                                                            ----                ----
     Mortgage loans:
         Secured by one-to-four family properties     $    44,092,400     $    61,172,918
         Commercial and other properties                   17,999,976          19,991,839
                                                      ---------------     ---------------
                                                           62,092,376          81,164,757
     Commercial loans:
         Commercial loans                                   3,257,600           6,256,613
         Commercial loans - participations                  1,179,743           2,624,241
                                                      ---------------     ---------------
                                                            4,437,343           8,880,854
     Consumer loans:
         Home equity                                        3,765,145           4,365,126
         Other                                              2,431,098           4,476,889
                                                      ---------------     ---------------
                                                            6,196,243           8,842,015
                                                      ---------------     ---------------
     Gross Total loans                                     72,725,962          98,887,626

         Less:  allowance for loan losses                  (1,894,536)         (2,487,793)
                                                      ----------------    ---------------

     Loans, net                                       $    70,831,426     $    96,399,833
                                                      ===============     ===============


Certain directors and executive officers of the Company and the Bank, including their associates and companies in which they are principal owners, were loan customers. The following is a summary of loans to these individuals and their associates.

                                                            2003                2002
                                                            ----                ----

         Balance at July 1                            $     1,234,795     $     1,019,309
         New loans                                            334,002             488,574
         Repayments                                          (444,813)           (250,273)
         Other changes, net                                         -             (22,815)
                                                      ---------------     ---------------
         Balance at June 30                           $     1,123,984     $     1,234,795
                                                      ===============     ===============



                                       17


                      SOBIESKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             June 30, 2003 and 2002


NOTE 4 - LOANS, NET (Continued)

The following is a summary of activity in the allowance for loan losses:

                                                                                    Years Ended June 30,
                                                                                --------------------------------
                                                                                   2003                 2002
                                                                                   ----                 ----
     Balance, beginning of year                                                 $   2,487,793      $     339,900
     Provision charged to expense                                                   1,183,173          7,071,252
     Loan charge-offs                                                              (1,783,963)        (4,923,359)
     Recoveries                                                                         7,533                  -
                                                                                -------------      -------------

     Balance, end of year                                                       $   1,894,536      $   2,487,793
                                                                                =============      =============


Information regarding impaired loans follows:
                                                                                    2003                2002
                                                                                    ----                ----

         Year end loans with no allowance for
           loan losses allocated                                                $   3,614,000      $           -
         Year end loans with allowance for
           loan losses allocated                                                    3,480,000         13,516,000
                                                                                -------------      -------------
         Total impaired loans                                                   $   7,094,000      $  13,516,000
                                                                                =============      =============

         Amount of allowance allocated to these loans                           $   1,315,000      $   1,692,000

         Average balance of impaired loans during the year                         10,803,000          2,181,000

         Cash basis interest income recognized during impairment                      218,000                  -
         Interest income recognized during impairment                                 236,000                  -


Nonperforming loans were as follows:

Loans past due over 90 days still on accrual status                                         -             76,000
Nonaccrual loans                                                                    4,659,000          7,157,000
                                                                                -------------       ------------

Total nonperforming loans                                                       $   4,659,000      $   7,233,000
                                                                                =============      =============


Nonperforming loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category.


                                       18

                      SOBIESKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             June 30, 2003 and 2002


NOTE 4 - LOANS, NET (Continued)

In May of 2002, the Company's Audit Committee identified certain loans that were made by a former employee of the Bank that were unauthorized and fraudulently conveyed or otherwise made without properly following the Company's lending policies and procedures. Substantially all of these loans, totaling approximately $9.6 million, were made in the Company's fiscal year 2002.

Management believes these loans are primarily collateral dependent. Accordingly, at June 30, 2002, the Company considered all of these loans impaired, placed the loans on non-accrual and recorded provision for loan losses of approximately $4.3 million for these loans, based on the deficiency of the estimated collateral value as compared to the outstanding balance of these loans. In addition, during year ended June 30, 2002, the Company charged off approximately $3.3 million of these loans.

As of June 30, 2003 and 2002, the outstanding balance of these loans totaled approximately $2.6 and $6.3 million. As of June 30, 2003 and 2002, management allocated a specific allowance allocation of approximately $0 and $1.0 million for these loans. The Company is vigorously working with legal counsel and regulatory and federal authorities to pursue all available avenues for collection including the repossession of substantial assets. The estimated fair value less selling costs for these assets has been considered in management's determination of the allowance for loan losses. During the year ended June 30, 2003, the Company received bond claims of $1.5 million, stemming from the unauthorized and fraudulent loan activity by the former employee. As previously announced by the Company, this former employee pleaded guilty to charges of bank fraud stemming from his involvement in making these loans.

Also, as of June 30, 2003 and 2002, approximately $4.5 million and $7.8 million of additional loans, exclusive of the aforementioned unauthorized and fraudulent loans, were classified as impaired because of unauthorized lending activities, credit quality concerns and loan documentation issues, primarily attributable to the actions of the former employee involved in the bank fraud. As of June 30, 2003 and 2002, the Company has specific allowance for loan losses allocations on these additional impaired loans of approximately $1.3 million and $670,000.

                      SOBIESKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             June 30, 2003 and 2002


NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment and related accumulated depreciation and amortization consisted of the following:

                                                               June 30,
                                                     --------------------------
                                                        2003          2002
                                                        ----          ----

   Land                                              $   176,834     $  121,787
   Office buildings                                    1,764,097      1,710,133
   Leasehold improvements                                 71,481         70,731
   Furniture and equipment                               870,633        855,371
                                                     -----------     ----------
                                                       2,883,045      2,758,022
   Less: Accumulated depreciation and amortization      (977,514)      (881,454)
                                                     ------------    ----------

   Property and equipment, net                       $ 1,905,531     $1,876,568
                                                     ===========     ==========


                      SOBIESKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             June 30, 2003 and 2002



NOTE 6 - DEPOSITS

Deposits consisted of the following:

                                                             June 30,
                                   -----------------------------------------------------------------
                                              2003                                  2002
                                   ---------------------------         -----------------------------
                                                       Percent                               Percent
                                        Amount        of Total             Amount           of Total
                                        ------        --------             ------           --------

NOW and money market accounts      $     9,247,539        12.4%        $     9,805,818          10.7%
Passbook accounts                       12,912,918        17.3              13,511,129          14.8
Certificates of deposit and
  IRA accounts                          52,401,190        70.3              68,256,143          74.5
                                   ---------------    --------         ---------------       -------

         Total                     $    74,561,647       100.0%        $    91,573,090         100.0%
                                   ===============    ========         ===============       =======


The aggregate amount of certificates of deposit and IRA accounts with a minimum denomination of $100,000 was approximately $9,389,000 and $24,957,000 at June
30, 2003 and 2002, respectively.

At June 30, 2003, scheduled maturities of certificates of deposit and IRA accounts for the years ending June 30, are as follows:

                  2004               $18,727,988
                  2005                24,888,266
                  2006                 4,478,831
                  2007                 4,306,105
                                     -----------

                  Totals             $52,401,190
                                     ===========

Deposits from executive officers, directors, and their affiliates totaled approximately $1,226,000 and $1,305,000 at June 30, 2003 and 2002 respectively.



                                       21

                      SOBIESKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             June 30, 2003 and 2002


NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES

Federal Home Loan Bank advances consist of the following at June 30:

                                                       2003             2002
                                                       ----             ----
   Fixed rate advances with interest rates
       ranging from 3.4% to 7.3%, maturing
       December 2003 to January 2012                $23,000,000     $23,000,000
   Variable rate advances with interest rates
       ranging from 4.9% to 6.7%, maturing July
       2005 to December 2010                         12,550,000      13,000,000
                                                    -----------    ------------

   Total                                            $35,550,000    $ 36,000,000
                                                    ===========    ============


The advances are required to be repaid in the years ending June 30, as follows:

                  2004                       $ 2,450,000
                  2005                         3,450,000
                  2006                         3,450,000
                  2007                         4,450,000
                  2008                           150,000
                  Thereafter                  21,600,000
                                             -----------

                                             $35,550,000

At June 30, 2003, the advances are collateralized by all qualifying mortgage loans totaling $26,686,000, investment securities with a carrying value of $23,981,000 and deposits at the Federal Home Loan Bank of $4,400,000.

                      SOBIESKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             June 30, 2003 and 2002


NOTE 8 - INCOME TAXES

Income taxes consist of the following:

                                                   Years Ended June 30,
                                             --------------------------------
                                                  2003               2002
                                                  ----               ----
     Current:
         Federal                             $      (277,377)   $ (1,299,990)
         State                                             -               -
                                             ---------------    ------------
                                                    (277,377)     (1,299,990)
     Deferred                                          2,903        (998,477)
                                             ---------------    ------------

         Total income tax benefit            $      (274,474)   $ (2,298,467)
                                             ================   ============


The provision for income taxes differs from the expected amounts (computed by applying the federal statutory corporate income tax rate of 34% to income before income taxes) as follows:

                                                         Years Ended June 30,
                                                      --------------------------
                                                        2003           2002
                                                        ----           ----

     Computed statutory tax provision                 $(227,073)    $(1,942,161)
     State income taxes, net of federal
       income tax benefit                               (35,397)       (319,024)
     Non-deductible portion of ESOP contributions         5,584           7,984
     Tax-exempt interest                                (12,206)        (12,041)
     Tax-exempt insurance benefit                             -         (33,488)
     Other, net                                          (5,382)            263
                                                      ----------   ------------

                                                      $(274,474)   $ (2,298,467)
                                                      ==========   ============

     Effective tax rate                                    41.1%           40.2%
                                                      =========    ============


                      SOBIESKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             June 30, 2003 and 2002


NOTE 8 - INCOME TAXES (Continued)

The components of the net deferred tax asset at June 30, 2003 and 2002 were as follows:

                                                                         June 30,
                                                           ---------------------------------
                                                                   2003           2002
                                                                   ----           ----

     Deferred tax asset (liabilities):
         Other asset write downs                            $       210,559    $     37,764
         Deferred loan costs                                         11,114          (5,942)
         State tax NOL carryforward, net of federal effect          197,498         170,483
         Allowance for loan losses                                  666,740         911,072
         Depreciation and amortization                               13,207          11,934
         Net unrealized (appreciation)/depreciation
           of available for sale securities                         (48,627)        (52,074)
         Originated mortgage servicing rights                       (90,088)        (94,916)
         Accrued benefits                                           113,335          79,069
         Federal Home Loan Bank stock dividend                      (18,753)              -
         Other, net                                                  15,247          12,298
                                                            ---------------    ------------

              Net deferred tax asset                        $     1,070,232    $  1,069,688
                                                            ===============    ============

Based on Management's projections of future taxable income, no valuation allowance has been recorded for the net deferred tax asset.

Federal income tax laws provided savings associations with additional bad debt deductions through 1987, totaling $875,000 for the Bank. Accounting standards do not require a deferred tax liability to be recorded on this amount, which liability otherwise would total $298,500 at June 30, 2003 and 2002. If the Bank were liquidated or otherwise ceased to be a savings association or if tax laws were to change, the $298,500 would be recorded as expense.



                                       24

                      SOBIESKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             June 30, 2003 and 2002



NOTE 9 -BENEFIT PLANS

Defined Contribution Plan:

The Company has a defined contribution retirement plan under Section 401(k) of the Internal Revenue Code. Substantially all employees of the Company are eligible to participate in the plan. Under the plan, the Company matches a percentage of participating employee contributions and may also provide an additional annual discretionary contribution. Plan expense for the years ended June 30, 2003 and 2002 was $7,476 and $8,113.


Employee Stock Ownership Plan:

The Company has an ESOP for the benefit of employees who meet certain eligibility requirements including having completed 1,000 hours of credited service within a twelve-month period. The ESOP trust originally acquired shares of Sobieski's common stock with proceeds from a loan from Sobieski. The Bank makes cash contributions to the ESOP on a semi-annual basis in amounts sufficient to enable the ESOP trustee to make its required debt service payments to Sobieski.

The promissory note payable to Sobieski by the ESOP bears interest at 7.78% with interest and principal payments due in twenty-four (24) consecutive semi-annual installments on the last day of June and December continuing until December 31, 2006. The note is collateralized by the unallocated shares of the Company's common stock held by the ESOP.

As the ESOP promissory note is repaid, shares of the Company's common stock are released from collateral and allocated to qualified ESOP participants based on the proportion of debt service paid during the period to total debt service. Sobieski accounts for the ESOP in accordance with AICPA Statement of Position 93-6. Accordingly, the unallocated shares pledged as collateral are reported as a reduction of stockholders' equity in the consolidated statements of financial condition. As shares are committed for release from collateral, the Company records expense equal to the average market value of the released shares, and the released shares become outstanding for earnings per common share computations. ESOP expense was $74,846 and $85,319 for the years ended June 30, 2003 and 2002. For the years ended June 30, 2003 and 2002, participants withdrew 1,824 and 1,266 allocated shares from the plan.

                      SOBIESKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             June 30, 2003 and 2002


NOTE 9 -BENEFIT PLANS (Continued)

Following is a summary of shares held by the ESOP trust as of June 30:

                                                          2003          2002
                                                          ----          ----

         Allocated shares                                   53,226       49,208
         Unallocated shares                                 17,758       23,600
                                                        ----------    ---------

         Total ESOP shares                                  70,984       72,808
                                                        ==========    =========

         Fair value of unallocated shares at year end   $  230,854    $ 318,364
                                                        ==========    =========


Supplemental Retirement Plans:

Effective July 1, 1998, the Company established supplemental retirement plans for its directors and certain of its officers. These plans generally provide for the payment of supplemental retirement benefits over a period of ten (10) years, beginning with the later of (a) the officer's or director's attainment of a specified retirement age; or (b) upon termination of the officer's employment or the director's termination as a member of the Board of Directors subject to certain vesting conditions with payments to be made at the specified retirement age. The Company has established a liability in the amount of the present value of vested officer and director benefits under these plans. The Company also maintains life insurance contracts on the officers and directors. Compensation expense (income) associated with these supplemental retirement plans aggregated $(4,037) and $64,222 for the years ended June 30, 2003 and 2002.


Recognition and Retention Plan (RRP):

Under the RRP, an aggregate of 38,640 shares of Company's common stock have been reserved for awarding to directors, officers and employees. Awards of common stock granted under the RRP vest in five equal annual installments beginning on the first anniversary of the date of award and are subject to forfeiture in the event the recipient terminates employment with the Company for any reason other than death or disability. RRP shares become free of all restrictions and are distributed to recipients on the date on which they vest. As of June 30, 2003 and 2002, an aggregate of 35,602 and 29,602 shares of Company's common stock, with a market value of $445,272 and $364,332 at the respective dates of grant, have been awarded under the RRP. Expense recognized for the years ended June 30, 2003 and 2002 related to the award of RRP shares was $21,343 and $26,042.

Stock Option Plan:

Pursuant to the Stock Option Plan, an aggregate of 96,600 shares of the Company's common stock have been reserved for the granting of stock options and Stock Appreciation Rights (SARs) to the Company's directors, officers and employees. Incentive and non-qualified stock options may be granted under the Stock Option Plan at exercise prices of not less than the fair market value of the Company's common stock at the date of grant, become exercisable at the rate of 20% per year commencing on the first anniversary of the date of grant and have terms not exceeding ten years. At June 30, 2003 and 2002, no SARs had been granted.

The following is a summary of the activity with respect to the Stock Option Plan for the two years ended June 30, 2003.

                                                                Weighted-Average
                                                 Number of       Exercise Price
                                                  Shares            Per Share
                                               -------------    ----------------

         Outstanding, July 1, 2001                   87,630       $    13.07
              Forfeited                              (6,300)           11.15
              Exercised                              (4,830)           12.63
                                               ------------

         Outstanding, June 30, 2002                  76,500            13.39
              Forfeited                              (2,200)           11.63
                                               ------------

         Outstanding, June 30, 2003                  74,300            13.44
                                               ============


Options outstanding and exercisable at June 30, 2003 were as follows:

                        Outstanding                            Exercisable
                        -----------                            -----------
                                Weighted
                                 Average                  Weighted    Weighted
                                Remaining                  Average     Average
                               Contractual                Exercise   Fair Value
Exercise Price     Number     Life (years)   Number         Price     of Grants
--------------     ------     ------------   ------         -----     ---------

$    10.625           4,500        7.01          1800   $   10.625    $ 2.80
     11.625           6,500        6.33          2800       11.625      2.07
     12.500          19,320        3.18        19,320       12.500      3.81
     12.625          27,650        2.32        27,650       12.625      3.58
     13.125           4,830        5.56         3,864       13.125      3.70
     18.125           7,500        4.33         7,500       18.125      5.43
     21.250           4,000        4.73         4,000       21.250      6.18
                   --------                    ------

                     74,300                    66,934      $13.654
                   ========                    ======


                      SOBIESKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             June 30, 2003 and 2002


NOTE 10 -  REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

As of June 30, 2003, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios.

The following are details of the Bank's regulatory capital position and the related capital requirements.

                                                                                               To Be Well
                                                                                            Capitalized Under
                                                                      For Capital           Prompt Corrective
                                            Actual                 Adequacy Purposes         Action Provisions
                                     -------------------          ------------------        ------------------
                                     Amount        Ratio          Amount      Ratio          Amount      Ratio
                                     ------        -----          ------      -----          ------      -----
                                                               (Dollars in Thousands)

As of June 30, 2003
Risk-Based Capital
  (to Risk-Weighted Assets)      $     7,208         11.08%   $     5,202         8.0%   $     6,503        10.0%
Tier I Capital
  (to Risk-Weighted Assets)            6,382          9.81          2,601         4.0          3,902         6.0
Tier I Capital
  (to Adjusted Assets)                 6,382          5.36          4,761         4.0          5,952         5.0
Tier I Capital
  (to Tangible Assets)                 6,382          5.36          3,571         3.0            N/A         N/A



As of June 30, 2002
Risk-Based Capital
  (to Risk-Weighted Assets)      $     6,760          8.63%   $     6,268         8.0%   $     7,835        10.0%
Tier I Capital
  (to Risk-Weighted Assets)            5,762          7.35          3,134         4.0          4,701         6.0
Tier I Capital
  (to Adjusted Assets)                 5,762          4.22          5,461         4.0          6,858         5.0
Tier I Capital
  (to Tangible Assets)                 5,762          4.22          4,096         3.0            N/A         N/A




                                       28

                      SOBIESKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             June 30, 2003 and 2002


NOTE 10 - REGULATORY MATTERS (Continued)

The Qualified Thrift Lender (QTL) test requires that approximately 65% of assets be maintained in housing-related finance and other specified areas. If the QTL test is not met, limits are placed on growth, branching, new investments, FHLB advances and dividends, or the Bank must convert to a commercial bank charter. Management believes that the QTL test has been met.

Under OTS regulations, limitations have been imposed on all "capital distributions" by savings institutions, including cash dividends. The regulation establishes a three-tiered system of restrictions, with the greatest flexibility afforded to thrifts which are both well-capitalized and given favorable qualitative examination ratings by the OTS. For example, a thrift which is given one of the two highest examination ratings and has "capital" equal to its fully phased-in regulatory capital requirements (a tier 1 institution) could make capital distributions in any year of 100% of its retained net income for the calendar year-to-date period plus net income for the previous two calendar years (less any dividends previously paid) as long as the thrift would remain "well capitalized", following the proposed distribution. Other thrifts would be subject to more stringent procedural and substantive requirements, the most restrictive being prior OTS approval of any capital distribution. At June 30, 2003, none of the Bank's retained earnings were available for distribution to the Company, without obtaining prior regulatory approval. Thus, without such regulatory approval, cash dividends to the Company's shareholders are limited as of June 30, 2003 to funds available at Sobieski Bancorp, Inc. (parent company).

The Bank established a liquidation account of approximately $5,800,000, which is equal to its total net worth as of the date of the latest audited balance sheet appearing in the final conversion prospectus for the Company's stock offering related to converting from a mutual to a stock ownership structure. The liquidation account is maintained for the benefit of eligible depositors who continue to maintain their accounts at the Bank after the conversion. The liquidation account is reduced annually to the extent that eligible depositors have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The Bank may not pay dividends that reduce stockholders' equity below the required liquidation account balance.

On October 21, 2002, the Company announced that a moratorium on granting new commercial loans had been instituted on the Bank as a result of a directive from the Office of Thrift Supervision (OTS). Accordingly, the Bank may not grant new commercial loans until further notice from the OTS; however, it may fund commercial loan commitments and renew commercial loans in existence at the time of the issuance of the OTS directive.

On February 5, 2003, the OTS notified the Bank that based on the preliminary findings of its September 9, 2002 examination of the Bank, the OTS deemed the Bank to be in "troubled condition", primarily as a result of concerns associated with the unauthorized and fraudulent loans made by a former employee. As a result, until further notice from the OTS, the Bank will be restricted significantly in its asset growth, will be subject to paying an increased deposit insurance premium and be subject to other regulatory restrictions.

                      SOBIESKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             June 30, 2003 and 2002


On May 12, 2003, the Bank entered into a supervisory agreement (the "Supervisory Agreement") with the OTS requiring the Bank to take a number of actions and imposing a number of restrictions on the Bank's business activities. Actions the Bank is required to take include the following: (i) develop and submit to the OTS for its non-objection a two-year business plan; (ii) adopt and submit to the OTS a plan for improving internal controls consistent with the recommendations of the outside accounting firm previously engaged by the Company to review its internal controls; (iii) develop and submit to the OTS for non-objection a comprehensive internal audit program; (iv) develop and submit to the OTS a plan for reducing the level of nonperforming, classified and special mention assets as well as a plan to eliminate the basis of criticism of assets or aggregate lending relationships in excess of $250,000 criticized as "doubtful," substandard" or "special mention"; and (v) the adoption of new and/or the revision of existing policies and procedures in several other areas intended to ensure proper accounting and reporting and regulatory compliance, including reporting of classified assets, loans to one borrower, non-accrual loans, past due loans, loan documentation, internal asset review, allowance for loan losses, and interest rate risk.

Restrictions on the Bank's business activities imposed by the Supervisory Agreement include the following: (i) the continuation of the moratorium described above on making new commercial loans; (ii) a prohibition on the acceptance, renewal or rollover of brokered deposits without prior OTS approval:
(iii) a prohibition on increasing the Bank's total assets during any quarter in excess of an amount equal to net interest credited on deposit liabilities during the quarter until the Bank's two-year business plan has been approved by the OTS; (iv) a prohibition on capital distributions (including the payment of dividends to the Company) without prior OTS approval; and (v) other operating restrictions, including a requirement that the Bank obtain OTS approval prior to entering into any employment contract with any senior executive officer or director or any third party contract for services that will occur outside the normal course of business and file a notice with the OTS (to which the OTS could object) prior to adding or replacing a director or hiring a senior executive officer or significantly changing the responsibilities of any senior executive officer.

The Bank will be subject to the Supervisory Agreement until notified otherwise by the OTS. It is therefore unknown for how long the Bank will be subject to the Supervisory Agreement. The Bank has made all submissions to the OTS required to have been made to date.

                      SOBIESKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             June 30, 2003 and 2002


NOTE 11 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

There are various contingent liabilities that are not reflected in the consolidated financial statements, including claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on the Company's consolidated financial position or results of operations.

The Company is a party to loan commitments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. The loan commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition.

The Company's exposure to credit loss in the event of nonperformance by the parties to the loan commitments is represented by the contractual dollar amounts of those commitments which generally have variable interest rates ($12.5 million and $9.8 million at June 30, 2003 and 2002, respectively). The Company uses the same credit policies in making loan commitments as it does for on-balance-sheet instruments.

Loan commitments are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Loan commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held consists primarily of the real estate being financed.

During the year ended June 30, 2002, the Company made a 14.691% investment in a limited partnership formed to construct, own and manage an affordable housing project. The Company is one of five investors. As of June 30, 2003, the Company had invested $250,000 and recorded an adjustment to decrease the original investment by $20,800. The Company receives its pro-rata share of the tax credits of the partnership. In addition, the Company has a commitment to make a $250,000 second mortgage loan to the partnership as the funds are needed to construct the project. As of June 30, 2003, no funds had been advanced on this loan.


                      SOBIESKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             June 30, 2003 and 2002


NOTE 12 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments as of June 30 are as follows:

                                                       2 0 0 3                                2 0 0 2
                                                       -------                                -------
                                             Carrying         Estimated            Carrying           Estimated
                                              Amount         Fair Value             Amount           Fair Value
                                              ------         ----------             ------           ----------
Assets:
     Cash and cash equivalents          $    13,502,126     $    13,502,126     $     6,033,199    $      6,033,199
     Certificates of deposit in
       other financial institutions                   -                   -             594,000             594,000
     Securities available for sale           20,520,012          20,520,012          19,232,280          19,232,280
     Securities held to maturity              4,600,194           4,794,210           6,961,341           7,057,158
     Other securities                         1,925,183           1,925,183           1,900,383           1,900,383
     Loans held for sale                      1,402,005           1,432,620              46,714              49,403
     Loans, net                              70,831,426          73,268,027          96,399,833          98,440,107
     Accrued interest receivable                686,183             686,183             736,685             736,685

Liabilities:
     Deposits                                74,561,647          76,707,000          91,573,090          92,758,000
     Federal Home Loan
       Bank advances                         35,550,000          38,106,000          36,000,000          36,333,000
     Advances from borrowers
       for taxes and insurance                  184,570             184,570             304,200             304,200
     Accrued interest payable                   151,725             151,725             228,262             228,262

The following methods and assumptions were used to estimate the fair value of the Company's financial instruments.

Cash  and  Cash   Equivalents,   Certificates  of  Deposit  in  Other  Financial
Institutions,  Other Securities, Advances from Borrowers for Taxes and Insurance and  Accrued  Interest:  The  carrying  amounts  of cash and  cash  equivalents, certificates  of  deposit in other  financial  institutions,  other  securities, advances  from  borrowers  for taxes and  insurance  and  accrued  interest  are reasonable estimates of their respective fair values.

Securities Available for Sale and Securities Held to Maturity: Estimated fair values of securities available for sale and securities held to maturity are based on quoted market prices, where available. If quoted market prices are not available, fair values are estimated using quoted market prices for similar instruments.



                                       32

                      SOBIESKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             June 30, 2003 and 2002


NOTE 12 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Loans Held For Sale: The estimated fair value of loans held for sale is based on market quotes.

Loans, Net: Fair values are estimated for portfolios with similar financial characteristics. Loans are segregated by type, such as residential mortgages, nonresidential mortgages, commercial and consumer loans. Each loan category is further segmented into fixed and variable interest categories, with residential mortgage loans (the Company's largest category) further segregated by similar note rates and maturities. Future cash flows of these loans are discounted using the current rates at which similar loans would be made to borrowers with similar credit ratings for the same remaining maturities.

Deposits: The estimated fair value of passbook, money market accounts and negotiable orders of withdrawal are based on their carrying amount. Certificates of deposit and IRA accounts are segregated by original and remaining term and estimated future cash flows are discounted using rates currently offered for certificate and IRA accounts of similar remaining maturity.

Federal Home Loan Bank Advances: The estimated fair values of Federal Home Loan Bank advances are determined by discounting the future cash flows of outstanding advances using rates currently available on advances from the Federal Home Loan Bank of Indianapolis with similar characteristics.

Other Financial Instruments and Loan Commitments: The estimated fair value of other financial instruments and off-balance sheet loan commitments approximate cost and are not considered significant for this presentation.

While these estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that were the Company to have disposed of such items at June 30, 2003 and 2002, the estimated fair values would necessarily have been achieved at those dates, since market values may differ depending on various circumstances. The estimated fair values at June 30, 2003 and 2002 should not necessarily be considered to apply at subsequent dates.

                      SOBIESKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             June 30, 2003 and 2002


NOTE 13 - PARENT COMPANY FINANCIAL INFORMATION

Sobieski Bancorp, Inc.'s statements of financial condition at June 30, 2003 and 2002, and its related statements of operations and cash flows for the years ended June 30, 2003 and 2002 are as follows:

                        STATEMENTS OF FINANCIAL CONDITION
                             June 30, 2003 and 2002

                                                           2003          2002
                                                           ----          ----
ASSETS
Cash and cash equivalents                               $  114,919   $ 1,384,359
Other securities                                             9,883         9,883
Loans                                                      801,611     1,156,209
Note receivable from subsidiary                            260,182       289,800
Investment in subsidiary                                 7,439,563     6,422,456
Land held for sale                                          53,896        53,896
Other assets                                               534,495       419,287
                                                        ----------   -----------

     Total assets                                       $9,214,549   $ 9,735,890
                                                        ==========   ===========


LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities - Accrued expenses and other liabilities    $  101,922       103,160

Stockholders' equity                                     9,112,627     9,632,730
                                                        ----------   -----------

         Total liabilities and stockholders' equity     $9,214,549   $ 9,735,890
                                                        ==========   ===========

                      SOBIESKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             June 30, 2003 and 2002


NOTE 13 - PARENT COMPANY FINANCIAL INFORMATION (Continued)

                            STATEMENTS OF OPERATIONS
                       Years ended June 30, 2003 and 2002

                                                       2003             2002
                                                       ----             ----
Income
     Interest income on loans                     $      74,679   $     119,910
     Interest income on investments                       6,175          29,098
     Gain on sale of securities                               -          24,541
     Dividends received from subsidiary                       -         498,000
     Interest on note receivable from subsidiary         21,294          26,304
                                                  -------------   -------------
         Total income                                   102,148         697,853

Expenses
     Compensation and benefits                           72,090         104,393
     Occupancy and equipment                              6,088           6,000
     Professional fees                                   47,597          15,783
     Interest on note payable to subsidiary                   -          11,071
     Other operating expenses                            80,029          47,305
                                                  -------------   -------------
         Total expenses                                 205,804         184,552
                                                  -------------   -------------


Income (loss) before income taxes and
     excess distributed loss of subsidiary             (103,656)        513,301

Income tax expense (benefit)                            (51,514)          7,519
                                                  --------------  -------------


Income (loss) before excess distributed
  loss of subsidiary                                    (52,142)        505,782

Excess distributed loss of subsidiary                  (341,247)     (3,919,553)
                                                  --------------  -------------


Net loss                                          $    (393,389)  $  (3,413,771)
                                                  ==============  =============



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                      SOBIESKI BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             June 30, 2003 and 2002


NOTE 13 - PARENT COMPANY FINANCIAL INFORMATION (Continued)

                            STATEMENTS OF CASH FLOWS
                       Years ended June 30, 2003 and 2002

                                                                  2003            2002
                                                                  ----            ----

Cash flows from operating activities
     Net loss                                                 $   (393,389)   $  (3,413,771)
     Adjustments to reconcile net loss to net
       cash from operating activities
         Excess distributed net loss of subsidiary                 341,247        3,919,553
         Gain on sale of securities                                      -          (24,541)
         Net change in other assets                               (129,690)        (275,020)
         Net change in accrued expenses
          and other liabilities                                     (1,238)          (9,870)
                                                              -------------   -------------
              Net cash from operating activities                  (183,070)         196,351

Cash flows from investing activities
     Proceeds from sale of securities                                    -          484,307
     Capital investment in subsidiary                           (1,250,000)               -
     Payments received on note receivable from subsidiary           29,618           64,400
     Net change in loans                                           354,598          746,700
                                                              ------------    -------------
         Net cash from investing activities                       (865,784)       1,295,407

Cash flows from financing activities
     Payments on note payable to subsidiary                              -         (391,783)
     Proceeds from exercise of stock options                             -           61,003
     Purchase of treasury stock                                       (300)         (72,474)
     Cash dividends                                               (220,286)        (208,703)
                                                              -------------   -------------
         Net cash from financing activities                       (220,586)        (611,957)
                                                              -------------   -------------

Net change in cash and cash equivalents                         (1,269,440)         879,801

Cash and cash equivalents at beginning of year                   1,384,359          504,558
                                                              ------------    -------------

Cash and cash equivalents at end of year                      $    114,919    $   1,384,359
                                                              ============    =============




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